Exhibit 15.1


The Louisiana Land and Exploration Company
New Orleans, Louisiana

Ladies and Gentlemen:

Re:  Registration Statement No.

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our reports dated May 10, 1996, August 9, 1996 and November 11, 1996 related to our reviews of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such reports are not considered part of the registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.

                              Very truly yours,

                              /s/ KPMG Peat Marwick LLP
                              KPMG Peat Marwick LLP


New Orleans, Louisiana
November 14, 1996